Investor Contact:
Mark Rupe
Express, Inc.
Vice President, Investor Relations
(614) 474-4465

Media Contact:
Robin Hoffman
Express, Inc.
Director, Communications
(614) 474-4834

EXPRESS, INC. REPORTS SECOND QUARTER 2017 RESULTS AT THE TOP END OF GUIDANCE;
INTRODUCES THIRD QUARTER GUIDANCE AND AFFIRMS FULL YEAR 2017 OUTLOOK

•	Second quarter comparable sales decreased by 4%

•	Second quarter loss of $0.15 per share, or income of $0.01 per share on an adjusted basis excluding costs related to the exit of Canada

•	E-commerce sales increased 28%, accounting for 19% of net sales

•	Omni-channel capabilities advance with "ship from store" now active in 150 stores

•	Closed 40 retail stores, 19 of which were converted to outlets, and opened 4 new outlet stores, as part of continued focus on optimizing the store footprint

•	Remain on track to deliver $20 million in cost savings in 2017

•	Strong balance sheet maintained with $173 million in cash, up from $120 million last year, and no debt

•	Affirms full year 2017 guidance for comparable sales and adjusted diluted earnings per share

Columbus, Ohio - August 23, 2017 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the second quarter of 2017. These results, which cover the thirteen weeks ended July 29, 2017, are compared to the thirteen weeks ended July 30, 2016.
David Kornberg, the Company’s president and chief executive officer, stated: “Comparable sales and earnings were at the top end of our guidance, as our key initiatives gained further traction. Our e-commerce performance was outstanding, increasing 28% over last year, and store comps showed further sequential improvement.”

Mr. Kornberg continued, "As we look ahead to the second half of the year, we are optimistic about our ability to drive further improved performance in a transforming retail industry. We expect the momentum of our initiatives to continue to build and contribute more meaningfully. Our marketing efforts are resulting in improved trends in engagement and we believe they will drive increased customer acquisition and retention. We expect e-commerce sales growth to remain solid and store performance to sequentially improve, driven in part by our expanded omni-channel capabilities. We remain focused on managing our costs and see clear opportunities to enhance the overall efficiency of our business. Our balance sheet remains strong with more than $170 million in cash and no debt, and we continue to expect to generate solid cash flow. Our confidence in our strategy and conviction in our long-term opportunity remains resolute and we are committed to driving shareholder value.”

Second Quarter 2017 Operating Results:

•	Net sales decreased 5% to $478.5 million from $504.8 million in the second quarter of 2016.

•	Comparable sales (including e-commerce sales) decreased 4%, compared to an 8% decrease in the second quarter of 2016.

•	E-commerce sales increased 28% year over year to $90.0 million.

•
Merchandise margin declined by 120 basis points, driven by the highly promotional environment and the impact of exiting Canada. Buying and occupancy as a percentage of net sales rose by 120 basis points. In combination, this resulted in a 240 basis point decline in gross margin, representing 27.5% of net sales compared to 29.9% in last year’s second quarter.

•
Selling, general, and administrative (SG&A) expenses were $131.7 million versus $133.2 million in last year's second quarter. As a percentage of net sales, SG&A expenses increased by 110 basis points year over year to 27.5%.

•	Restructuring costs of $16.3 million in the second quarter of 2017 represent costs incurred related to the exit of Canada.

•
Operating loss was $15.9 million and includes a negative $17.6 million impact related to the exit of Canada, consisting of $16.3 million in restructuring costs and $1.3 million related to an inventory adjustment. This compares to operating income of $17.9 million in the second quarter of 2016.

•
Income tax benefit was $4.3 million, at an effective tax rate of 26.5%, compared to income tax expense of $7.0 million, at an effective tax rate of 40.8% in last year's second quarter. The effective tax rate for the second quarter of 2017 includes an income tax benefit of $5.1 million related to the exit of Canada.

•
Net loss was $11.8 million, or $0.15 per diluted share, and includes a net negative $0.16 per diluted share impact related to the exit of Canada. Adjusted earnings per share was $0.01. This compares to net income of $10.1 million, or $0.13 per diluted share, in the second quarter of 2016.

•	Real estate activity for the second quarter of 2017 is presented in Schedule 5.
Second Quarter 2017 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $173.3 million versus $119.6 million at the end of the second quarter of 2016.

•	Capital expenditures totaled $30.2 million for the twenty-six weeks ended July 29, 2017, compared to $50.4 million for the twenty-six weeks ended July 30, 2016.

•
Inventory was $261.2 million compared to $256.6 million at the end of the prior year’s second quarter, a 2% increase driven primarily by support for e-commerce growth and retail-to-outlet conversions that occurred late in the second quarter.

2017 Guidance:
The table below compares the Company's projected results for the thirteen week period ended October 28, 2017 to the actual results for the thirteen week period ended October 29, 2016.

	Third Quarter 2017 Guidance	Third Quarter 2016 Actual Results
Comparable Sales	Negative low single digits	-8%
Effective Tax Rate	Approximately 40%	19.6%
Interest Expense, Net	$0.7 million	$0.6 million
Net Income	$5 to $8 million	$11.6 million
Diluted Earnings Per Share (EPS)	$0.06 to $0.10	$0.15
Weighted Average Diluted Shares Outstanding	78.9 million	78.6 million
The table below compares the Company's projected results for the 53 week period ended February 3, 2018 to the actual results for the 52 week period ended January 28, 2017.

	Full Year 2017 Guidance	Full Year 2016 Actual Results
Comparable Sales	Negative low single digits	-9%
Effective Tax Rate	Approximately 41%	36.6%
Interest Expense, Net	$3 million	$13.5 million(3)
Net Income	$20 to $26 million(1)	$57.4 million(3)
Adjusted Net Income	$32 to $38 million(2)	$64.3 million(2)
Diluted EPS	$0.26 to $0.33(1)	$0.73(3)
Adjusted Diluted EPS	$0.41 to $0.48(2)	$0.81(2)
Weighted Average Diluted Shares Outstanding	79.0 million	79.0 million
Capital Expenditures	$60 to $65 million	$98.7 million
(1) Includes $23.9 million, or $11.5 million net of tax and $0.15 per share, related to the exit of Canada incurred during the twenty-six weeks ended July 29, 2017.
(2) Adjusted net income and adjusted diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
(3) Includes approximately $11.4 million, or $6.9 million net of tax and $0.08 per share, of non-core items related to an amendment to the Times Square Flagship store lease.
This guidance does not take into account any additional non-core items that may occur.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss second quarter 2017 results is scheduled for August 23, 2017 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on August 23, 2017 until 11:59 p.m. ET on August 30, 2017 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13668336.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30-year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and Puerto Rico. Express merchandise is also available at franchise locations and online in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the third quarter and full year 2017, including statements regarding expected comparable sales, e-commerce sales, store performance, effective tax rates, interest expense, net income, adjusted net income, diluted earnings per share, adjusted diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, and (3) statements regarding the Company's future plans and initiatives, including, but not limited to, results expected from such initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain or other business disruption; (13) our dependence upon key executive management; (14) our ability to achieve our strategic objectives, including improving profitability through a balanced approach to growth, increasing brand awareness and elevating our customer experience, transforming and leveraging information technology systems, and investing in the growth and development of our people; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (18) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (19) restrictions imposed on us under the terms of our asset-based loan facility; (20) impairment charges on long-lived assets; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 29, 2017	January 28, 2017	July 30, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$173,314	$207,373	$119,564
Receivables, net	14,948	15,787	15,527
Inventories	261,222	241,424	256,602
Prepaid minimum rent	30,187	31,626	31,576
Other	31,495	17,923	26,519
Total current assets	511,166	514,133	449,788

PROPERTY AND EQUIPMENT	1,029,902	1,029,176	991,377
Less: accumulated depreciation	(598,262)	(577,890)	(529,712)
Property and equipment, net	431,640	451,286	461,665

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,618	197,618
DEFERRED TAX ASSETS	7,797	7,926	21,510
OTHER ASSETS	13,100	14,226	11,965
Total assets	$1,161,321	$1,185,189	$1,142,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$166,479	$172,668	$162,457
Deferred revenue	22,801	29,428	23,462
Accrued expenses	112,779	80,301	165,700
Total current liabilities	302,059	282,397	351,619

DEFERRED LEASE CREDITS	140,321	146,328	145,002
OTHER LONG-TERM LIABILITIES	89,885	120,777	49,621
Total liabilities	532,265	549,502	546,242

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	629,056	635,687	596,304
Total liabilities and stockholders’ equity	$1,161,321	$1,185,189	$1,142,546

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
NET SALES	$478,536	$504,767	$945,565	$1,007,676
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	347,066	353,848	687,097	689,009
Gross profit	131,470	150,919	258,468	318,667
OPERATING EXPENSES:
Selling, general, and administrative expenses	131,736	133,152	261,808	268,914
Restructuring costs	16,340	—	22,611
Other operating (income) expense, net	(724)	(120)	(323)	45
Total operating expenses	147,352	133,032	284,096	268,959

OPERATING (LOSS)/INCOME	(15,882)	17,887	(25,628)	49,708

INTEREST EXPENSE, NET	696	547	1,493	12,278
OTHER EXPENSE (INCOME), NET	(525)	196	(537)	(494)
(LOSS)/INCOME BEFORE INCOME TAXES	(16,053)	17,144	(26,584)	37,924
INCOME TAX (BENEFIT)/EXPENSE	(4,251)	7,000	(10,251)	14,898
NET (LOSS)/INCOME	$(11,802)	$10,144	$(16,333)	$23,026

EARNINGS PER SHARE:
Basic	$(0.15)	$0.13	$(0.21)	$0.29
Diluted	$(0.15)	$0.13	$(0.21)	$0.29

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	78,786	78,798	78,616	78,930
Diluted	78,786	78,945	78,616	79,429

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(16,333)	$23,026
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	45,258	36,365
Loss on disposal of property and equipment	1,256	875
Impairment charge	5,479	829
Amortization of lease financing obligation discount	—	11,354
Loss on deconsolidation of Canada	10,672	—
Share-based compensation	7,460	7,580
Deferred taxes	1,168	(283)
Landlord allowance amortization	(6,537)	(5,211)
Other non-cash adjustments	(500)	—
Changes in operating assets and liabilities:
Receivables, net	415	6,635
Inventories	(23,905)	(1,011)
Accounts payable, deferred revenue, and accrued expenses	(5,178)	(37,350)
Other assets and liabilities	(9,054)	3,340
Net cash provided by operating activities	10,201	46,149

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(30,154)	(50,355)
Decrease in cash and cash equivalents resulting from deconsolidation of Canada	(9,232)	—
Purchase of intangible assets	—	(21)
Investment in equity interests	—	(10,133)
Net cash used in investing activities	(39,386)	(60,509)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(835)	(785)
Repayments of financing arrangements	(2,040)	—
Proceeds from exercise of stock options	—	2,703
Repurchase of common stock under share repurchase program	—	(51,538)
Repurchase of common stock for tax withholding obligations	(1,562)	(4,403)
Net cash used in financing activities	(4,437)	(54,023)

EFFECT OF EXCHANGE RATE ON CASH	(437)	1,044

NET DECREASE IN CASH AND CASH EQUIVALENTS	(34,059)	(67,339)
CASH AND CASH EQUIVALENTS, Beginning of period	207,373	186,903
CASH AND CASH EQUIVALENTS, End of period	$173,314	$119,564

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income and adjusted diluted earnings per share. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted operating income is used as a performance measure in the Company's seasonal cash incentive compensation program and adjusted diluted earnings per share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income, reported net income, or reported diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended July 29, 2017
(in thousands, except per share amounts)	Operating Loss	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(15,882)	$(11,802)	$(0.15)	78,786
Impact of Canadian Exit (a)	17,622	17,622	0.22
Income Tax Benefit - Canadian Exit	—	(5,074)	(0.06)
Adjusted Non-GAAP Measure	$1,740	$746	$0.01	78,810	(b)

(a)	Includes $16.3 million in restructuring costs and an additional $1.3 million in inventory adjustments related to the Canadian exit.

(b)
Weighted average diluted shares outstanding for purpose of calculating adjusted diluted earnings per share includes the dilutive effect of share-based awards as determined under the treasury stock method

	Twenty-Six Weeks Ended July 29, 2017
(in thousands, except per share amounts)	Operating Loss	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(25,628)	$(16,333)	$(0.21)	78,616
Impact of Canadian Exit (a)	23,893	23,893	0.30
Income Tax Benefit - Canadian Exit	—	(12,371)	(0.16)
	$(1,735)	$(4,811)	$(0.06)

(a)	Includes $22.6 million in restructuring costs and an additional $1.3 million in inventory adjustments related to the Canadian exit.

Schedule 4 (Continued)

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Twenty-Six Weeks Ended July 30, 2016
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$23,026	$0.29	79,429
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Adjusted Non-GAAP Measure	$29,952	$0.38

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the twenty-six weeks ended July 30, 2016.

	Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Projected Net Income	Projected Diluted Earnings per Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure*	$23,500	$0.30	78,973
Projected Impact of Canadian Exit	23,900	0.30
Projected Income Tax Benefit - Canadian Exit	(12,400)	(0.16)
Projected Adjusted Non-GAAP Measure*	$35,000	$0.44
* Represents mid-point of guidance range.
This guidance does not take into account any additional non-core items that may occur.

	Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
GAAP Measure	$57,417	$0.73	79,049
Interest Expense (a)	11,354	0.14
Income Tax Benefit (b)	(4,428)	(0.06)
Adjusted Non-GAAP Measure	$64,343	$0.81

(a)	Represents non-core items related to the amendment of the Times Square Flagship store lease.

(b)	Represents the tax impact of the interest expense adjustment at our statutory rate of approximately 39% for the fifty-two weeks ended January 28, 2017.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2017 - Actual				July 29, 2017 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(4)	(19)	503
United States - Outlet Stores	4	—	19	132
Canada	—	(17)	—	—
Total	4	(21)	—	635	5.4 million

Third Quarter 2017 - Projected				October 28, 2017 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(2)	(2)	499
United States - Outlet Stores	7	—	2	141
Canada	—	—	—	—
Total	7	(2)	—	640	5.5 million

Full Year 2017 - Projected				February 3, 2018 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(20)	(21)	494
United States - Outlet Stores	17	—	21	142
Canada	—	(17)	—	—
Total	17	(37)	—	636	5.4 million